Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Sandra Gardiner

Consultant Chief Financial Officer

415-657-5500

Investor Relations

John Mills

ICR, Inc.

646-277-1254

john.mills@icrinc.com

Cutera Reports Second Quarter 2017 Financial Performance, Increases Revenue and EPS Guidance and Expands Stock Buyback Program

Revenue Increases 32%, Achieves 12th Consecutive Quarter

of Year-over-Year Double-Digit Revenue Growth

BRISBANE, California, August 7, 2017 ─ Cutera, Inc. (NASDAQ: CUTR) (“Cutera” or the “Company”), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today reported financial results for the second quarter ended June 30, 2017.

Key operating highlights and financial performance for the second quarter of 2017, when compared to the second quarter of 2016, were as follows:

●	Revenue:
✓	Increased 32%, to a second quarter record of $36.4 million, due primarily to 63% growth in North America product revenue; International product revenue also grew by 7%
✓	Twelfth consecutive quarter of double-digit revenue growth
✓	Growth experienced by multiple products, with particular strength from the recently launched truSculpt 3D body-sculpting platform
●	Gross margin was 58%, exceeding guidance by approximately 2%, primarily driven by sales of truSculpt 3D body sculpting system
●	Operating expenses declined as a percent of revenue from 63% to 53%
●	Net income was $1.9 million, compared to a net loss of $1.2 million
●	Earnings per diluted share increased to $0.13, compared to a loss of $0.09
●	Cash generated by operations was $7.7 million. Cash, cash equivalents and investments totaled $53.2 million at June 30, 2017
●

Stock repurchase program Board approved an incremental $25 million to be added to the presently active stock repurchase program. In Q2’17, the Company repurchased $4.1 million of stock bringing the total stock repurchased since February 2015 to 3.6 million shares, or $52.0 million

James Reinstein, President and Chief Executive Officer of Cutera, stated, “We are pleased with the record level of second quarter revenue. This was coupled with significant improvement in several operating metrics, illustrating the organization’s ability to leverage the strong revenue. Our revenue growth of 32% was driven by multiple platforms within our product portfolio, with the launch of the truSculpt 3D product in North America being a significant driver of the growth and margin improvement this quarter. The truSculpt 3D also provides the Company with a new source of recurring revenue.

“Our Board’s approval to further expand our stock repurchase program reflects its confidence in our ability to build long-term value for shareholders. I believe that our financial performance in the second quarter of 2017, and our overall trajectory, demonstrates that Cutera is positioned to meet our short, medium and long term goals,” concluded Mr. Reinstein.

Product Updates

Initial market acceptance for the Company’s truSculpt 3D system is robust. Many practitioners continue to communicate to the Company that they believe it to be the best-in-class system for body sculpting. truSculpt 3D offers a new treatment method and higher frequency resulting in increased efficacy and greater fat destruction and circumferential reduction. It also includes a consumable revenue stream enabling the Company to share in the procedure income with its customers. This important technology improvement is critical for the Company to enable the truSculpt platform to become a more competitive offering in the body sculpting market. The Company expects to further enhance the platform in the second-half of this year and has already received FDA clearance for this new iteration. This next generation system will provide our customers with additional utility, efficacy and an improved return on their investment.

Full-Year 2017 Outlook

●	Revenue guidance is being increased from $140 million to $144 - $147 million
●	Gross margin is expected to be in the range of 58% - 59%
●	Earnings per Share guidance is being increased to approximately $0.50 - $0.54 compared to the previous range of $0.45 - $0.50
●	Repurchase sufficient shares to maintain the fully diluted share count at approximately 14.0 million for 2017

Conference Call

The conference call to discuss these results is scheduled to begin at 1:30 p.m. PST (4:30 p.m. EST) on August 7, 2017. Participating in the call will be James Reinstein, President and Chief Executive Officer, Sandra Gardiner, Consultant CFO, and Ron Santilli, outgoing CFO. The call will be broadcast live over the internet hosted at the Investor Relations section of Cutera's website at http://www.ir.cutera.com, and will be archived online within one hour of its completion through 8:59 p.m. PST (11:59 p.m. EST) on August 21, 2017. In addition, you may call 1-877-705-6003 if you wish to participate on the live call.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's plans to introduce and commercialize new products, ability to increase revenue, improve financial results, grow the Company’s market share, realize benefits from additional investment, achieve financial guidance, plans for stock repurchase, expand market penetration, generate cash from operations, and statements regarding long-term prospects and opportunities in the laser and other energy-based equipment aesthetic market, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include those related to the Company’s efforts to improve sales productivity, hire and retain qualified sales representatives, improve revenue growth, gross margins and profitability through leveraging operating expenses; the Company’s ability to successfully develop and launch new products and applications and market them to both its installed base and new customers; unforeseen events and circumstances relating to the Company’s operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors” in its most recent Form 10-K as filed with the Securities and Exchange Commission ("SEC") on March 15, 2017 as well as subsequent reports and registration statements filed and furnished to the SEC from time to time. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's financial performance for the second quarter ended June 30, 2017, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016
Net revenue	$36,389	$27,477	$65,688	$49,900
Cost of revenue	15,343	11,472	29,121	21,421
Gross profit	21,046	16,005	36,567	28,479
Gross margin %	58%	58%	56%	57%

Operating expenses:
Sales and marketing	12,787	10,712	23,560	19,428
Research and development	2,981	2,712	5,926	5,421
General and administrative	3,548	3,997	6,764	7,217
Total operating expenses	19,316	17,421	36,250	32,066
Income (loss) from operations	1,730	(1,416)	317	(3,587)
Interest and other income, net	276	217	549	361
Income (loss) before income taxes	2,006	(1,199)	866	(3,226)
Provision (benefit) for income taxes	59	30	(59)	54
Net income (loss)	$1,947	$(1,229)	$925	$(3,280)

Net income (loss) per share:
Basic	$0.14	$(0.09)	$0.07	$(0.25)
Diluted	$0.13	$(0.09)	$0.06	$(0.25)

Weighted-average number of shares used in per share calculations:
Basic and diluted	13,935	13,131	13,888	13,071
Diluted	14,629	13,131	14,633	13,071

CUTERA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	March 31,	June 30,
	2017	2017	2016
Assets
Current assets:
Cash and cash equivalents	$18,679	$11,443	$7,420
Marketable investments	32,270	36,990	35,902
Restricted investments	2,290	-	-
Cash, cash equivalents and investments	53,239	48,433	43,322

Accounts receivable, net	18,191	17,859	11,181
Inventories	16,913	15,672	14,702
Other current assets and prepaid expenses	2,840	2,403	2,619
Total current assets	91,183	84,367	71,824

Property and equipment, net	1,867	1,802	1,577
Deferred tax asset	381	394	401
Intangibles, net	-	-	44
Goodwill	1,339	1,339	1,339
Other long-term assets	381	389	448
Total assets	$95,151	$88,291	$75,633

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,293	$3,089	$2,752
Accrued liabilities	18,973	14,950	13,201
Deferred revenue	8,901	8,275	8,919
Total current liabilities	32,167	26,314	24,872

Deferred revenue, net of current portion	1,982	1,801	1,685
Income tax liability	170	169	157
Other long-term liabilities	604	565	587
Total liabilities	34,923	28,849	27,301

Stockholders' equity	60,228	59,442	48,332
Total liabilities and stockholders' equity	$95,151	$88,291	$75,633

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income (loss)	$1,947	$(1,229)	$925	$(3,280)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	1,231	750	2,626	2,082
Depreciation and amortization	244	244	492	484
Other	6	(75)	(45)	(63)
Changes in assets and liabilities:
Accounts receivable	(336)	(8)	(1,641)	464
Inventories	(1,241)	(1,227)	(1,936)	(2,624)
Accounts payable	1,204	182	1,695	793
Accrued liabilities	4,191	1,985	1,534	(773)
Deferred revenue	807	(218)	784	(321)
Other	(378)	(712)	(544)	(1,114)
Net cash provided by (used in) operating activities	7,675	(308)	3,890	(4,352)

Cash flows from investing activities:
Acquisition of property, equipment and software	(141)	(40)	(210)	(137)
Disposal of property and equipment	15	6	40	6
Net change in marketable investments	2,385	2,257	5,703	1,633
Net cash provided by investing activities	2,259	2,223	5,533	1,502

Cash flows from financing activities:
Repurchases of common stock	(4,341)	(2,586)	(7,041)	(2,865)
Proceeds from exercise of stock options and employee stock purchase plan	2,120	2,206	3,871	2,950
Taxes paid related to net share settlement of equity awards	(383)	(323)	(1,167)	(556)
Payments on capital lease obligations	(94)	(57)	(182)	(127)
Excess tax benefit related to stock-based compensation	—	—	—	—
Net cash used in financing activities	(2,698)	(760)	(4,519)	(598)

Net increase (decrease) in cash and cash equivalents	7,236	1,155	4,904	(3,448)
Cash and cash equivalents at beginning of period	11,443	6,265	13,775	10,868
Cash and cash equivalents at end of period	$18,679	$7,420	$18,679	$7,420

CUTERA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in thousands, except percentage data)
(unaudited)

	Three Months Ended		% Change	Six Months Ended		% Change
	Q2	Q2	Q2 '17 Vs	Q2	Q2	YTD Q2 '17 Vs
	2017	2016	Q2 '16	2017	2016	YTD Q2 '16
Revenue By Geography:
United States	$24,239	$15,806	+53%	$40,783	$26,860	+52%
International	12,150	11,671	+4%	24,905	23,040	+8%
	$36,389	$27,477	+32%	$65,688	$49,900	+32%
International as a percentage of total revenue	33%	42%		38%	46%

Revenue By Product Category:
Products
-North America	$22,626	$13,888	+63%	$37,086	$22,912	+62%
-International	7,489	6,976	+7%	16,021	14,465	+11%
Total Products	30,115	20,864	+44%	53,107	37,377	+42%
Service	4,662	5,023	-7%	9,486	9,490	-0%
Hand Piece Refills	649	720	-10%	1,148	1,284	-11%
Skincare	963	870	+11%	1,947	1,749	+11%
	$36,389	$27,477	+32%	$65,688	$49,900	+32%

	Three Months Ended		Six Months Ended
	Q2	Q2	Q2	Q2
	2017	2016	2017	2016
Pre-tax Stock-Based Compensation Expense:
Cost of revenue	$147	$40	$276	$181
Sales and marketing	401	229	821	605
Research and development	239	105	476	285
General and administrative	444	376	1,053	1,011
	$1,231	$750	$2,626	$2,082